EXHIBIT 3.1

HRPT PROPERTIES TRUST

ARTICLES OF AMENDMENT

HRPT Properties Trust, a Maryland real estate investment trust (the “Trust”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST:  The Declaration of Trust of the Trust is hereby amended by deleting the first two sentences of paragraph 6.1 of Article VI in their entirety and substituting in lieu thereof two new sentences to read as follows:

“The interest of the Shareholders shall be divided into 400,000,000 shares of beneficial interest which shall be known collectively as “Shares,” all of which shall be validly issued, fully paid and non-assessable by the Trust upon receipt of full consideration for which they have been issued or without additional consideration if issued by way of share dividend or share split.  There shall be two classes of Shares:  50,000,000 shares of one such class shall be known as “Preferred Shares” and 350,000,000 shares of the other such class shall be known as “Common Shares,” each such class having $0.01 par value per share.”

SECOND:  The amendment to the Declaration of Trust of the Trust as set forth above has been duly approved by the Board of Trustees as required by law.  Pursuant to Section 8-203(a)(7) of the Maryland REIT Law and the Declaration of Trust of the Trust, no shareholder approval was required.

THIRD:  The total number of shares of beneficial interest which the Trust had authority to issue immediately prior to this amendment was 350,000,000, consisting of 300,000,000 Common Shares, $.01 par value per share, and 50,000,000 Preferred Shares, $.01 par value per share, having an aggregate par value of $3,500,000.

FOURTH:  The total number of shares of beneficial interest which the Trust has authority to issue pursuant to this amendment is 400,000,000, consisting of 350,000,000 Common Shares, $.01 par value per share, and 50,000,000 Preferred Shares, $.01 par value per share, having an aggregate par value of $4,000,000.

FIFTH:  The undersigned President acknowledges these Articles of Amendment to be the trust act of the Trust and, as to all matters or facts required to be verified under oath, the undersigned President acknowledges that, to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

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IN WITNESS WHEREOF, the Trust has caused these Articles of Amendment to be signed in its name and on its behalf by its President and attested to by its Secretary on this 16th day of October, 2007.

ATTEST:		HRPT PROPERTIES TRUST

By:	/s/ John C. Popeo	By:	/s/ John A. Mannix
	John C. Popeo		John A. Mannix
	Secretary		President